Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Second Quarter 2016 Financial Results

SUNNYVALE, Calif. – August 2, 2016 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its second quarter ended June 30, 2016.

Financial results for the second quarter of 2016 compared to the second quarter of 2015:ii

•	Revenue increased 36% to $106.2 million for the second quarter of 2016 from $78.2 million for the second quarter of 2015.
•	Professional management revenue increased 38% to $96.1 million for the second quarter of 2016 from $69.7 million for the second quarter of 2015.
•	Net income increased 6% to $9.0 million for the second quarter of 2016 from $8.5 million for the second quarter of 2015.
•	Diluted earnings per share decreased 13% to $0.14 per share for the second quarter of 2016 from $0.16 per share for the second quarter of 2015.

•	Non-GAAP adjusted EBITDAii increased 48% to $33.4 million for the second quarter of 2016 from $22.7 million for the second quarter of 2015.
•	Non-GAAP adjusted net incomeii increased 42% to $17.6 million for the second quarter of 2016 from $12.3 million for the second quarter of 2015.
•	Non-GAAP adjusted earnings per shareii increased 22% to $0.28 for the second quarter of 2016 from $0.23 for the second quarter of 2015.

Key operating metrics as of June 30, 2016:iii

•	Assets under contract (“AUC”) were $992 billion.
•	Assets under management (“AUM”) were $125.3 billion.
•	Professional management clients were over 977,000.
•	Asset enrollment rates across all employer plans was 11.6%iv.

“I’m pleased that Financial Engines continues to effectively serve the needs of millions of clients, especially those with modest balances,” said Larry Raffone, president and chief executive officer of Financial Engines.  “I believe that the ongoing successful integration of The Mutual Fund Store, along with the Department of Labor’s new Conflict of Interest Rule, will allow us to develop new services to bring unique benefits to even more Americans in a way that nobody else in the industry can.”

Review of Financial Results for the Second Quarter of 2016

Revenue increased 36% to $106.2 million for the second quarter of 2016 from $78.2 million for the second quarter of 2015. The increase in revenue was driven primarily by $27.4 million of revenue related to the acquisition of The Mutual Fund Store on February 1, 2016. Professional management revenue increased 38% to $96.1 million for the second quarter of 2016 from $69.7 million for the second quarter of 2015, driven primarily by $25.2 million of professional management revenue related to acquisitions.

Costs and expenses increased 38% to $91.1 million for the second quarter of 2016 from $66.2 million for the second quarter of 2015. This was due primarily to increases in employee-related costs, including wages, due primarily to the addition of approximately 300 newly-acquired employees as of February 1, 2016, advisor variable cash compensation expense related to ongoing asset servicing activities, increased intangible amortization, primarily related to acquisitions and increased radio and digital advertising.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms adjusted net income, adjusted earnings per share, and adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2015.

As a percentage of revenue, cost of revenue was 44% for the second quarter of 2016 compared to 43% for the second quarter of 2015.

Income from operations was $15.1 million for the second quarter of 2016, which included $2.9 million of additional amortization of intangible assets and $2.3 million of integration expenses attributable to the acquisition, compared to $12.0 million for the second quarter of 2015. As a percentage of revenue, income from operations was 14% for the second quarter of 2016 compared to 15% for the second quarter of 2015, driven primarily by one-time acquisition related costs.

Net income was $9.0 million, or $0.14 per diluted share, for the second quarter of 2016 compared to net income of $8.5 million, or $0.16 per diluted share, for the second quarter of 2015.  On a non-GAAP basis, adjusted net incomeii was $17.6 million and adjusted earnings per shareii were $0.28 for the second quarter of 2016 compared to adjusted net income of $12.3 million and adjusted earnings per share of $0.23 for the second quarter of 2015.

“We are managing the business with a continuing focus on the key areas that we believe will drive an increase in asset enrollment and retention,” said Ray Sims, chief financial officer of Financial Engines. “We remain confident that our 2016 initiatives and investments will build a strong foundation for our future growth.”

Assets Under Contract and Assets Under Management

AUC decreased by 2% year-over-year to $992 billion as of June 30, 2016, from $1.014 trillion as of June 30, 2015, due primarily to cancellations and a decline in market performance, offset by contributions and new employers making our services available. AUC for plans in which the Income+ service has been made available was $417 billion as of June 30, 2016, which increased 55% from $269 billion as of June 30, 2015.

AUM increased by 9% year-over-year to $125.3 billion as of June 30, 2016, from $114.5 billion as of June 30, 2015. The increase in AUM was driven primarily by new assets from new and existing clients, new AUM of $10 billion acquired through acquisition, partially offset by cancellations and market performance.

	Q3'15	Q4'15	Q1'16	Q2'16
	(In billions)
AUM, beginning of period	$114.5	$108.0	$113.4	$122.0
New assets - new clients(1)	4.8	4.3	3.0	4.6
New assets - existing clients(2)	1.7	1.9	1.9	2.0
New assets - acquisitions(3)	—	—	9.8	—
Asset cancellations -voluntary(4)	(2.4)	(2.4)	(2.0)	(1.8)
Asset cancellations - involuntary(5)	(1.6)	(1.8)	(3.3)	(1.4)
Assets withdrawn - existing clients(6)	—	—	—	(0.1)
Net new assets	2.5	2.0	9.4	3.3
Market movement and other(7)	(9.0)	3.4	(0.8)	—
AUM, end of period	$108.0	$113.4	$122.0	$125.3

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in our professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in our professional management service during a prior period, including employee and employer contributions of $1.9 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.

(3)	The value of the AUM acquired on February 1, 2016 from The Mutual Fund Store transaction, as measured on March 31, 2016.
(4)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(5)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the quarter period for reasons other than a voluntary termination.

(6)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(7)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans and hardship and other account withdrawals, retirement income drawdown payouts and voluntary withdrawals from IRA and taxable accounts, and timing differences for the data feeds for clients enrolled in our professional management service throughout the period.

For quarters presented prior to Q1’16, new assets were measured as of the time of enrollment and cancellations were measured at the time of cancellation.  Effective Q1’16, new assets were measured at or near the end of the quarter and cancellations were measured at or near the beginning of the quarter. Differences resulting from this definitional change are considered to be immaterial for the periods presented.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended June 30, 2016.

Aggregate Investment Style Exposure for Portfolios Under Management

As of June 30, 2016, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic equity	44%
International equity	25%
Bonds	27%
Cash and uncategorized assets(1)	4%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On July 26, 2016, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on October 4, 2016 to stockholders of record as of the close of business on September 20, 2016.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing professional management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at July 29, 2016 levels, the Company estimates that 2016 revenue will be in the range of $415 million to $422 million, 2016 GAAP net income will be in the range of $24 million to $27 million and 2016 non-GAAP adjusted EBITDA will be in the range of $127 million to $132 million. A reconciliation of our non-GAAP adjusted EBITDA outlook to our GAAP net income outlook is contained in the accompanying financial tables.

We are currently estimating the remaining integration-related expenses in the second half of 2016 to be approximately $13 million, excluding non-cash stock-based compensation expense, in addition to $10.5 million incurred in the first half of 2016.  This estimate has increased from the estimate provided last quarter due primarily to the expected recognition of estimated future losses related to certain franchises upon acquisition. These expenses will be added back to net income in the calculation of non-GAAP adjusted EBITDA and non-GAAP adjusted net income.  The related tax effect adjustment will be calculated using an estimated statutory tax rate of 38.2%.

Please refer to the tables included in this release that reconcile our GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its second quarter 2016 financial results as well as its 2016 outlook on Tuesday, August 2, 2016 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 10089228. The conference call replay will be available until August 9, 2016.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense and expenses related to the closing and integration of acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period, partially offset by the related tax impact of these items. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-Q to be filed for the quarter ended June 30, 2016.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide our Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their money by providing full-service financial planning, including professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We serve as a comprehensive financial advisor for our workplace customers, and offer help to more than nine million people across over 670 companies (including 143 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C. and a nationwide system of registered investment advisors known as The Mutual Fund Store. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:  our ability to serve millions of clients in ways others cannot; the anticipated impact of the acquisition and integration of The Mutual Fund Store and the Department of Labor’s new Conflict of Interest Rule;  our focus on areas that we believe will drive an increase in asset enrollment and retention; the anticipated impact of our 2016 initiatives and investments on our future growth; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; and the benefits and anticipated uses of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the acquisition of The Mutual Fund Store, including our ability to  fully realize the anticipated benefits of the transaction and to successfully integrate The Mutual Fund Store’s business with Financial Engines in a timely manner or at all, unanticipated costs or complexities related to and integration of The Mutual Fund Store, and the potential impact of  the transaction, or reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-Q for the quarter ended June 30, 2016, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed for the year ended December 31, 2015. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or August 2, 2016 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C., a federally registered investment advisor, and a nationwide system of registered investment advisors known as The Mutual Fund Store. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	June 30,
	2015	2016
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$305,216	$101,238
Short-term investments	39,936	—
Accounts receivable, net	71,287	88,395
Prepaid expenses	4,486	7,447
Other current assets	3,061	5,606
Total current assets	423,986	202,686
Property and equipment, net	20,385	26,624
Intangible assets, net	7,085	201,462
Goodwill	—	300,943
Long-term deferred tax assets	21,780	35,867
Direct response advertising, net	7,186	6,493
Other assets	2,158	2,068
Total assets	$482,580	$776,143
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,933	$25,159
Accrued compensation	17,101	18,059
Deferred revenue	6,400	6,217
Dividend payable	3,615	3,697
Other current liabilities	1,169	3,793
Total current liabilities	55,218	56,925
Long-term deferred rent	9,485	11,970
Long-term tax liabilities	2,206	2,206
Other liabilities	524	481
Total liabilities	67,433	71,582
Contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2015 and June 30, 2016; None issued or outstanding as of December 31, 2015 and June 30, 2016	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2015 and June 30, 2016; 52,972 and 63,054 shares issued and 51,695 and 61,777 shares outstanding as of December 31, 2015 and June 30, 2016, respectively	5	6
Additional paid-in capital	461,139	746,815
Treasury stock, at cost (1,277 shares and 1,277 shares as of December 31, 2015 and June 30, 2016, respectively)	(47,637)	(47,637)
Retained Earnings	1,640	5,377
Total stockholders’ equity	415,147	704,561
Total liabilities and stockholders’ equity	$482,580	$776,143

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2016	2015	2016
	(In thousands, except per share data)
Revenue:
Professional management	$69,693	$96,071	$136,276	$178,877
Platform	7,735	7,173	15,625	14,271
Other	811	2,989	1,284	5,143
Total revenue	78,239	106,233	153,185	198,291
Costs and expenses:
Cost of revenue	33,691	46,540	64,582	85,871
Research and development	8,839	8,967	17,784	18,234
Sales and marketing	16,107	21,686	30,722	40,149
General and administrative	6,282	9,809	13,440	24,409
Amortization of intangible assets, including internal use software	1,281	4,099	2,457	7,125
Total costs and expenses	66,200	91,101	128,985	175,788
Income from operations	12,039	15,132	24,200	22,503
Interest income (expense), net	82	(20)	144	(16)
Other (expense), net	(17)	(427)	(17)	(460)
Income before income taxes	12,104	14,685	24,327	22,027
Income tax expense	3,604	5,642	7,926	9,655
Net and comprehensive income	$8,500	$9,043	$16,401	$12,372
Dividends declared per share of common stock	$0.07	$0.07	$0.14	$0.14
Net income per share attributable to holders of common stock
Basic	$0.16	$0.15	$0.32	$0.21
Diluted	$0.16	$0.14	$0.31	$0.20
Shares used to compute net income per share attributable to holders of common stock
Basic	51,780	61,716	51,851	59,986
Diluted	53,194	62,770	53,241	60,979

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2015	2016
	(In thousands)
Cash flows from operating activities:
Net income	$16,401	$12,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,945	4,307
Amortization of intangible assets	2,294	6,922
Stock-based compensation	12,716	14,727
Amortization of deferred sales commissions	764	831
Amortization and impairment of direct response advertising	2,726	2,425
Amortization of (discount) on short-term investments	(147)	(5)
Provision for doubtful accounts	500	455
Write-off of notes receivable	—	240
Deferred tax	(2,696)	4,462
Loss on fixed asset disposal	—	133
Loss on sale of short-term investments	—	18
Excess tax benefit associated with stock-based compensation	(10,048)	(5,394)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(5,153)	(1,207)
Prepaid expenses	(166)	(1,447)
Direct response advertising	(2,367)	(1,740)
Other assets	(293)	(1,816)
Accounts payable	14,209	(7,492)
Accrued compensation	1,197	(5,059)
Deferred revenue	845	(312)
Deferred rent	190	699
Other liabilities	—	(2,131)
Net cash provided by operating activities	33,917	20,988
Cash flows from investing activities:
Purchase of property and equipment	(2,549)	(3,955)
Capitalization of internal use software	(2,211)	(3,568)
Purchases of short-term investments	(119,704)	—
Maturities of short-term investments	90,000	—
Sale of short-term investments	—	39,923
Cash paid for acquisitions, net of cash acquired	—	(254,610)
Net cash used in investing activities	(34,464)	(222,210)
Cash flows from financing activities:
Payments on capital lease obligations	(58)	(53)
Excess tax benefit associated with stock-based compensation	10,048	5,394
Net share settlements for minimum tax withholdings	(587)	(656)
Repurchase of common stock	(27,301)	—
Proceeds from issuance of common stock	6,037	1,112
Cash dividend payments	(6,741)	(8,553)
Net cash used in financing activities	(18,602)	(2,756)
Net decrease in cash and cash equivalents	(19,149)	(203,978)
Cash and cash equivalents, beginning of period	126,564	305,216
Cash and cash equivalents, end of period	$107,415	$101,238
Supplemental cash flows information:
Income taxes paid, net of refunds	$1,449	$2,389
Interest paid	$5	$7
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$—	$267,018
Unpaid purchases of property and equipment	$660	$680
Purchase of property and equipment with noncash tenant improvement allowance	$—	$1,924
Purchase of property and equipment under capital lease	$194	$—
Capitalized stock-based compensation for internal use software	$183	$388
Capitalized stock-based compensation for direct response advertising	$44	$42
Dividends declared but not yet paid	$3,613	$3,697

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted EBITDA	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$8,500	$9,043	$16,401	$12,372
Interest income (expense), net	(82)	20	(144)	16
Income tax expense	3,604	5,642	7,926	9,655
Depreciation and amortization	1,488	2,260	2,945	4,307
Amortization of intangible assets (excluding internal use software)	—	2,916	—	4,591
Amortization of internal use software	1,195	1,084	2,294	2,331
Amortization and impairment of direct response advertising	1,366	1,211	2,726	2,425
Amortization of deferred sales commissions	396	413	764	831
Stock-based compensation	6,192	8,523	12,716	14,727
Acquisition-related expenses(1)	—	2,334	—	10,474
Non-GAAP adjusted EBITDA	$22,659	$33,446	$45,628	$61,729

(1)	We expect to incur acquisition-related expenses throughout 2016.

The table below sets forth a reconciliation of GAAP net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted net income	2015	2016	2015	2016
	(In thousands, unaudited)
GAAP net income	$8,500	$9,043	$16,401	$12,372
Stock-based compensation	6,192	8,523	12,716	14,727
Amortization of intangible assets (excluding internal use software)	—	2,916	—	4,591
Acquisition-related expenses	—	2,334	—	10,474
Income tax expense from non-deductible transaction expenses(1)	—	—	—	1,162
Tax-effect of adjustments(2)	(2,366)	(5,262)	(4,858)	(11,381)
Non-GAAP adjusted net income	$12,326	$17,554	$24,259	$31,945

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP adjusted earnings per share	2015	2016	2015	2016
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.160	$0.14	$0.31	$0.20
Stock-based compensation	0.12	0.13	0.24	0.24
Amortization of intangible assets (excluding internal use software)	—	0.05	—	0.08
Acquisition-related expenses	—	0.04	—	0.17
Income tax expense from non-deductible transaction expenses(1)	—	—	—	0.02
Tax-effect of adjustments(2)	(0.05)	(0.08)	(0.09)	(0.19)
Non-GAAP adjusted earnings per share	$0.23	$0.28	$0.46	$0.52

Shares of common stock outstanding	51,780	61,716	51,851	59,986
Dilutive stock options, RSUs and PSUs	1,414	1,054	1,390	993
Non-GAAP adjusted common shares outstanding	53,194	62,770	53,241	60,979

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2016 outlook for GAAP net income to our 2016 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2016 as of July 29, 2016
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$24	$27
Estimated interest income, net(1)	-	-
Estimated income tax expense(1)	17	19
Estimated depreciation and amortization(1)	9	9
Estimated amortization of intangible assets (excluding internal use software)(1)	10	10
Estimated amortization of internal use software(1)	5	5
Estimated amortization and impairment of direct response advertising(1)	5	5
Estimated amortization of deferred sales commissions(1)	2	2
Estimated stock-based compensation(1)	32	32
Estimated acquisition-related expenses(1)	23	23
Non-GAAP adjusted EBITDA outlook	$127	$132

(1)

The estimated items are provided solely for the purpose of reconciling our 2016 outlook for GAAP net income to our 2016 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2016, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA.  These items are subject to a number of variables which make them inherently difficult to estimate accurately.  In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period.  Any variances in these estimates may in turn have a significant impact on our 2016 outlook and future GAAP results.